Exhibit 10.1

DATED                     , 2021

RELATIONSHIP AGREEMENT

between

HEAR.COM N.V.

AURIS LUXEMBOURG III S.À R.L.

and

WS AUDIOLOGY A/S

THIS RELATIONSHIP AGREEMENT (the “Agreement”) is made on                , 2021

BETWEEN:

(1)	hear.com N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands with its corporate seat at Amsterdamsestraatweg 421, 3551 CL Utrecht, the Netherlands, registered with the trade register of the Dutch Chamber of Commerce with number 81157959 (the “Company”);

(2)	Auris Luxembourg III S.à r.l., a limited liability company (société à responsabilité limiteé) incorporated under the laws of the Grand Duchy of Luxembourg, with its corporate seat at 26A Boulevard Royal, 2449 Luxembourg, Luxembourg, registered with the Luxembourg Trade and Companies Register under number B186964 (the “Shareholder”); and

(3)	WS Audiology A/S, a public limited company (aktieselskab) incorporated under the laws of Denmark, with its corporate seat at Nymøllevej 6, 3450 Lynge, Denmark, registered with the Denmark Central Business Register under number 40296638 (“WS Audiology”).

The parties to this Agreement are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

RECITALS:

(1)	It is intended that the Company will have certain of its Shares (as defined below) listed on the Nasdaq Stock Exchange (the “Exchange”), as further described in a prospectus (the “Prospectus”) published by the Company (the “IPO”).

(2)	It is expected that, immediately following the consummation of the IPO, the Shareholder will own more than 50% of the issued and outstanding share capital of the Company.

(3)	The EQT Investors and the T&W Investor, through WS Audiology, are indirect shareholders of the Shareholder.

(4)	The Parties have agreed to enter into this Agreement to regulate the relationship between them and to govern the exercise of the rights of the Shareholder and WS Audiology in respect of the Company.

IT IS AGREED as follows:

1.             Definitions and interpretation

1.1.	The following terms shall, unless the context otherwise requires, have the following meaning:

“Affiliate” means with respect to a Person (the “First Person”):

(i)	another Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the First Person;

(ii)	a pooled investment vehicle organized by the First Person (or an Affiliate thereof) the investments of which are directed by the First Person (or an Affiliate thereof);

(iii)	a fund organized by the First Person for the benefit of the First Person’s (or any of its Affiliates’) partners, officers or employees or their dependants; or

(iv)	a successor trustee or nominee for, or a successor by reorganization of, a qualified trust (being a tax advantaged fiduciary relationship between an employer and an employee in which the employee beneficiary may use his life expectancy to determine required minimum distribution amounts), but shall, where applicable, exclude portfolio companies controlled by funds managed directly or indirectly by EQT AB or portfolio companies managed directly or indirectly by Persons falling within limb (i) above in respect of any of them and any of their respective partners, officers, employees or their dependents (in each case except for WS Audiology and its direct and indirect subsidiaries).

“Articles” means the articles of association of the Company, as amended from time to time;

“Board” means the board of directors of the Company, as constituted from time to time;

“Board Committees” means the audit committee and the compensation committee of the Board, and any other committees which the Board may have from time to time;

“Board Committee Charters” means the rules of the Board Committees, as amended from time to time;

“Board Member” means a member of the Board;

“Board Rules” means the organizational rules of the Board, as amended from time to time;

“Board Profile” means the profile (profiel) for the Board Members as drawn up in accordance with clause 2.1 of the current Board Rules;

“Business Day” means any day, other than a Saturday, Sunday or public holiday, on which banks are open for business in Amsterdam, the Netherlands, and New York, United States;

“Chair” means the chair of the Board;

“Civil Code” means the Dutch Civil Code (Burgerlijk Wetboek), as amended from time to time;

“Company” has the meaning given thereto in the opening of this Agreement;

“Confidential Information” means any information of a secret or confidential nature concerning the Hear.com Group received at any time prior to or after the date of this Agreement, but excluding any information which:

(i)	was in the possession of or was known to the Shareholder Group prior to its receipt from the Hear.com Group (other than through a breach of Clause 5 of this Agreement);

(ii)	was or is independently developed by the Shareholder Group without the utilization of such Confidential Information;

(iii)	is or becomes public knowledge without any fault of any member of the Shareholder Group; or

(iv)	is or becomes available to the Shareholder Group from a source other than the Hear.com Group in circumstances where the Shareholder Group is not aware that disclosure has been made in breach of an obligation of confidentiality;

“Control” means with respect to a Person (other than an individual) (a) direct or indirect ownership of more than 50% of the voting securities of such Person, (b) the right to appoint, or cause the appointment of, more than 50% of the members of the board of directors (or similar governing body) or such Person or (c) the right to manage, or direct the management of, on a discretionary basis, the assets of such Person, and, for the avoidance of doubt, a general partner is deemed to Control a limited partnership and, solely for the purposes of this Agreement, a fund advised or managed directly or indirectly by a Person shall also be deemed to be Controlled by such Person (and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing);

“Corporate Governance Code” means the Dutch corporate governance code presented by the Corporate Governance Code Monitoring Committee on December 8, 2016, as amended from time to time;

“Deed of Adherence” means a deed of adherence to this Agreement in the form attached as Schedule 2 (Deed of Adherence) hereto;

“Deed of Accession” means a deed of accession to this Agreement in the form attached as Schedule 3 (Deed of Accession) hereto;

“EQT Investors” means, collectively, Auris Luxembourg I S.A., North Harbour VII S.à r.l. and North Harbour VII S.à r.l.;

“Exchange” has the meaning given thereto in the recitals of this Agreement;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder;

“Financial Supervision Act” means the Dutch Financial Supervision Act (Wet op het financieel toezicht) and any ancillary rules, decrees and regulations thereto, as amended from time to time;

“General Meeting” means the general meeting of shareholders of the Company;

“Hear.com Group” means the Company and its direct and indirect subsidiaries from time to time;

“Independent Board Member” means a member of the Board who is considered by the Company to be independent in accordance with (i) the requirements of the Exchange Act and the Exchange (including, in the context of members of the audit committee, under Rule 10A-3 of the Exchange Act) and (ii) the Corporate Governance Code;

“Information” has the meaning given thereto in Clause 6.1;

“IPO” has the meaning given thereto in the recitals of this Agreement;

“Management Board Members” has the meaning given in 3.1.2;

“Management Information Package” means a package of information relating to the Hear.com Group and including any information as reasonably requested by WS Audiology and its Affiliates in accordance with the standard reporting requirements and timelines as determined by WS Audiology and its Affiliates, provided that it shall in any event include information as it has been produced in the six months prior to the date of this Agreement and that it shall at least incorporate a profit and loss account, balance sheet and cash flow statement for the Hear.com Group for periods as specified by WS Audiology and with a breakdown identifying variances from the Hear.com Group’s annual operating budget and the prior year figures (in each case unless otherwise determined by WS Audiology);

“Parties” has the meaning given thereto in the opening of this Agreement;

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organization;

“Prospectus” has the meaning given thereto in the recitals of this Agreement;

“Removal Request” has the meaning given thereto in Clause 3.7.3;

“Resignation Request” has the meaning given thereto in Clause 3.7.1;

“Settlement” means the closing of the IPO by means of issue or delivery of the Shares against payment, as described in the Prospectus;

“Shares” means the ordinary shares with a nominal value of €0.01 per share of the Company (or any successor of the Company by combination of shares, recapitalization, merger, consolidation or other reorganization) and any shares into which any such Shares shall have been changed or any shares resulting from any reclassification of any such Shares;

“Shareholder” has the meaning given thereto in the opening of this Agreement;

“Shareholder Group” means the Shareholder and its Affiliates, including in particular WS Audiology, the EQT Investors and the T&W Investor, but excluding in each case the Hear.com Group;

“Threshold” has the meaning given thereto in Clause 3.6;

“Transfer” means directly or indirectly to offer, sell, lend, create restrictions over, charge, assign, contract to sell, sell any option or contract to purchase, grant any option to subscribe for or purchase any Shares, or otherwise transfer or dispose of any Shares or enter into any swap or any other transaction, of any kind, which directly or indirectly leads to a total or partial transfer to one or more third parties of title to any Shares, legal or economic, or which in any way poses, limits or transfers any risk arising from the possibility of price movement, either upwards or downwards, in respect of such Shares, notwithstanding whether any such swap or transaction described above is to be settled by delivery of its Shares or other securities, in cash or otherwise;

“T&W Investor” means T&W Medical A/S;

“WS Audiology” has the meaning given thereto in the opening of this Agreement; and

“WS Audiology Board Member” has the meaning given thereto in Clause 3.1.3.

1.2.	In this Agreement, unless the context dictates otherwise:

1.2.1.	the masculine gender shall include the feminine and the neuter and vice versa;

1.2.2.	words in the singular shall include the plural and vice versa;

1.2.3.	references to “include” and “including” shall be treated as references to “include without limitation” or “including without limitation”;

1.2.4.	a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time and shall include reference to all subordinate legislation made from time to time;

1.2.5.	any reference to this Agreement or to any other agreement or document shall be construed as referring to this Agreement or, as the case may be, such other agreement or document as amended, supplemented, or novated from time to time;

1.2.6.	the headings are for identification only and shall not affect the interpretation of this Agreement; and

1.2.7.	references to any statute or statutory provision include any code, regulation, statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute or statutory provision.

1.3.	The Parties have participated jointly in the negotiation and drafting of this Agreement and if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

2.            Conditionality

2.1.	This Agreement is conditional upon Settlement occurring on or before , 2021 (or such later date as may be agreed in writing between the Parties) and shall become effective upon Settlement and shall thereafter continue to be effective until terminated in accordance with Clause 7 (Termination).

2.2.	If the condition set out in Clause 2.1 is not satisfied, or shall have become incapable of being satisfied, on or before , 2021 (or such other date as may be agreed in writing between the Parties) all rights and obligations of the Parties under this Agreement shall cease and terminate and, subject to Clause 7.3, be of no further effect.

3.	Board

3.1.	Subject to the other provisions of this Clause 3, following Settlement the Board shall consist of nine Board Members as follows:

3.1.1.	three Board Members shall qualify as Independent Board Members;

3.1.2.	two Board Members shall be members of management or employees of the Hear.com Group (the “Management Board Members”); and

3.1.3.	four Board Members, including the Chair, shall be representatives of the Shareholder Group (the “WS Audiology Board Members”),

In accordance with this Clause 3.1, the Board Members shall be designated by WS Audiology to the Board for nomination as Board Members and shall be nominated by the Board to the General Meeting for appointment as Board Members. WS Audiology shall be entitled to designate replacements for any such Board Members, in accordance with the terms of this Agreement and the Board Profile .

3.2.	The initial composition of the Board following Settlement shall be as per the table attached as Schedule 1 (Composition of the Board) hereto, which table also sets forth whether a Board Member is an Independent Board Member, a Management Board Member or a WS Audiology Board Member. If, and at any time, WS Audiology has the right to designate Board Members in accordance with the terms of this Agreement, WS Audiology shall have the right to request an increase of the size of the Board and, in such event, the Parties agree to follow any proposal set forth by WS Audiology regarding the increase in the size of the Board and its composition. The Parties acknowledge that it is their mutual intention, unless otherwise decided by the Board, that the Company will remain a foreign private issuer for the purposes of the Exchange Act, and that the composition of the Board will reflect that intention.

3.3.	In accordance with clause 2.1 of the current Board Rules, the Board shall draw up the Board Profile. The Board Profile shall only be amended on the basis of a proposal of the Chair upon the affirmative vote of the majority of the Board, provided that the paragraphs of the Board Profile relating to the WS Audiology Board Members, if any, shall only be amended upon the affirmative vote of the majority of the WS Audiology Board Members who are on the Board at the time of such proposed amendment. WS Audiology shall consult with the Company as to the identity of a Board Member from time to time proposed to be designated to the Board for nomination to the General Meeting, for the purposes of assessing the suitability of such person to serve as a member of the Board with due regard to the Board Profile referred to in the preceding sentence. Any Management Board Members or WS Audiology Board Members designated by WS Audiology are not required to be “independent” within the meaning of the requirements of the Exchange Act or the Exchange. For the avoidance of doubt, the outcome of any consultation between WS Audiology and the Company pursuant to this Clause 3.3 shall be a recommendation to WS Audiology and shall not be binding on WS Audiology.

3.4.	If, and at any time, WS Audiology has the right to designate Board Members in accordance with the terms of this Agreement and the Board Profile, the Company shall procure that the Board nominates the persons designated by WS Audiology to the General Meeting for election as Board Members and to use reasonable efforts to procure the election of any persons designated by WS Audiology to the Board at each relevant General Meeting, including by soliciting the vote of the shareholders of the Company to vote in favor of such Board Member nominees and providing any other support that the Company or the Board provides to any other nominees to the Board. If a Board Member is to be replaced, the Company shall as soon as reasonably practicable convene a General Meeting for the appointment of a replacement in accordance with the terms of this Agreement and the Board Rules.

3.5.	Each Board Member shall, upon appointment, sign a Deed of Adherence. The Parties hereby accept and acknowledge, where relevant in advance, the confirmations and declarations included in any Deed of Adherence signed by any Board Member. The Company and each Board Member who has signed a Deed of Adherence shall procure that Board Members are appointed in accordance with the terms of this Agreement and the Board Rules.

3.6.	The rights of WS Audiology to designate persons as Board Members for nomination by the General Meeting and to propose replacements for Board Members, shall lapse if, at any time after the IPO, WS Audiology, the EQT Investors and the T&W Investor, taken together, directly or indirectly, hold on a beneficial basis less than 40% of the aggregate Shares in issue (the “Threshold”), in which case WS Audiology shall no longer have the right to designate any persons for nomination by the Board as Board Member in accordance with Clause 3.1. When the shareholding in the Company of WS Audiology, the EQT Investors and the T&W Investor, taken together, falls below the Threshold, the Shareholder shall inform the Chair in writing within two Business Days of the occurrence of such event.

3.7.	WS Audiology Board Members or other Board Members, as applicable, shall be required to resign from the Board if any of the following events shall occur:

3.7.1.           If the beneficial shareholding in the Company of WS Audiology, the EQT Investors and the T&W Investor, taken together, falls below the Threshold, the Company, after consultation with the Chair, shall be entitled to give written notice to WS Audiology requiring the resignation of all WS Audiology Board Members (a “Resignation Request”). Upon receipt of a Resignation Request, WS Audiology shall as soon as reasonably practicable procure the resignation of all WS Audiology Board Members in order to reflect the changes in WS Audiology’s rights to be represented on the Board, and the Company shall give notice to any WS Audiology Board Member informing it that it is required to resign pursuant to this Clause 3.7.1.

3.7.2.	If, and at any time, WS Audiology has the right to designate Board Members in accordance with Clauses 3.1 and 3.6, WS Audiology shall be entitled to give written notice to any Management Board Member or WS Audiology Board Member that it has designated as a Board Member requiring the resignation of such Board Member from the Board.

3.7.3.	The Parties agree that for so long as WS Audiology, the EQT Investors and the T&W Investor, taken together, directly or indirectly, hold on a beneficial basis more than 50% of the aggregate Shares in issue, shareholders of the Company holding more than 50% of the issued and outstanding share capital of the Company at that time shall be entitled to deliver to the Company a written request requiring the resignation of a Board Member (a “Removal Request”). Upon receipt of a Removal Request, the Chair (or if the Removal Request relates to the Chair, the audit committee) shall assess the Removal Request on a bona fide basis and if it agrees with the Removal Request, the Chair or the audit committee, as applicable, shall request the relevant Board Member to resign from the Board.

The relevant Board Member who has received a notice mentioned in Clauses 3.7.1, 3.7.2 or 3.7.3 to resign from the Board, shall resign within ten calendar days of delivery of such notice or such other date as mentioned in the applicable notice. The Parties agree that if a Board Member fails to resign voluntarily within ten calendar days of delivery to it of any of the notices mentioned in Clauses 3.7.1, 3.7.2 or 3.7.3 or such other date as mentioned in the applicable notice, this will constitute serious reasons (gewichtige redenen), as a result of which the Company is not reasonably required to maintain the relevant Board Member, as a Board Member.

3.8.	If, and at any time, WS Audiology has the right to designate a Board Member for nomination by the Board as a Board Member in accordance with the terms of this Agreement and the Board Profile:

3.8.1.	in the case of (i) the removal, resignation, retirement, death or disability of the relevant Board Member designated for nomination by WS Audiology or (ii) the failure of the person designated by WS Audiology to be nominated for election to the Board at any General Meeting, WS Audiology shall have the right, but not the obligation, to submit in writing to the Company a nomination for a replacement representative to the Board; provided that such person shall not be a former Board Member who has been removed for cause; and

3.8.2.	the Company agrees that the Board shall nominate the person designated by WS Audiology as a new Board Member for appointment by the General Meeting and undertakes to promptly hold a Board Meeting and call and hold an extraordinary General Meeting with the agenda item to elect the proposed person as a new Board Member.

3.9.	The Company agrees that, other than as permitted by this Agreement, it will not exercise any right to terminate the appointment of any Board Member, or serve any notice on any Board Member requiring his or her resignation, without the prior written consent of WS Audiology. The Company also agrees that it shall not propose any resolution to its shareholders which would, if passed, remove, restrict or reduce the rights of the Shareholder or WS Audiology set out in this Agreement.

3.10.	Each Board Member shall be covered by:

3.10.1.	irrespective of any separate insurance arranged by WS Audiology or its Affiliates, the Company’s directors’ and officers’ liability insurance during their appointment and for a period of at least four years following the date of their resignation or removal from the Board; and

3.10.2.	the Company’s indemnity policy during their appointment and for a period of at least six years following the date of their resignation or removal from the Board, in each case on terms at least as favorable to the Board Members as the insurance and indemnity policy in place at the date of Settlement, in the case of insurance where such insurance is then reasonably commercially available.

The terms of the Company’s directors’ and officers’ liability insurance, the Company’s indemnity policy or any other relevant policy of insurance or other policy will remain at all times available for inspection by WS Audiology on request.

3.11.	The Company acknowledges that a Management Board Member or a WS Audiology Board Member shall not have a conflict of interest with the Company within the meaning of section 2:129(6) of the Civil Code by reason only of his or her affiliation with WS Audiology who has designated him or her. The Board, following consultation with outside counsel if deemed necessary, shall determine any measures to address any actual or potential conflict of interest in accordance with the Board Rules.

4.	board committees

4.1.	The Company shall procure that the Board shall have an audit committee and a compensation committee. In addition, the Board may establish more Board Committees from time to time.

4.2.	The Parties agree that:

4.2.1.	each of the Board Committees shall consist of at least three members;

4.2.2.	as long as WS Audiology has the right to designate for nomination Board Members pursuant to Clauses 3.1 and 3.6, one Independent Board Member and three WS Audiology Board Members shall be on the Board’s compensation committee; and

4.2.3.	more than half of the members of the Board’s audit committee, including its chairperson, shall be Board Members who qualify as Independent Board Members; provided that following the expiration of the phase-in period under Rule 10A-3(b)(iv)(A) of the Exchange Act regarding the independence of audit committee members, all members of the audit committee must qualify as Independent Board Members in accordance with the applicable rules. After the expiration of such phase-in period, WS Audiology shall have the right to nominate one of the WS Audiology Board Members to act as observer at meetings of audit committee if such WS Audiology Board Members fulfills the requirements of Rule 10A-3(b)(1)(iv)(D) under the Exchange Act; and

4.2.4.	the Company shall consult WS Audiology in case any additional Board Committees are established by the Board.

5.	Board observers

5.1.	WS Audiology, the EQT Investors and the T&W Investor shall each have the right to nominate a reasonable amount of observers to attend Board meetings and meetings of the compensation committee. The Board shall have the right to appoint such observers. Any such observers may raise questions and provide suggestions, but shall not have any voting rights.

5.2.	Each Board observer shall be provided with the same information as provided to the Board members in connection with any Board meeting or Board Committee meetings, but the Board may restrict the provision of information to a Board observer or exclude them from certain parts of a Board or Board Committee meeting.

6.	Information Sharing

6.1.	To the extent permitted by applicable laws and regulations, including the Exchange Act and the Financial Supervision Act, the Company shall provide or procure that the Shareholder Group are promptly provided with all such information (the “Information”) in respect of any Hear.com Group company necessary in order for the members of the Shareholder Group to:

6.1.1.	complete any tax return, compilation or filing as required by applicable law or deal with any enquiry from a tax authority;

6.1.2.	comply with any financial or other reporting obligations which apply to any member of the Shareholder Group as required by applicable law, in connection with the preparation of its consolidated financial statements that require the inclusion of the Hear.com Group’s financial information, under its financing arrangements or under its reporting obligations to its shareholders, partners or members; or

6.1.3.	comply with any other laws, rules or regulations which apply to any member of any Shareholder Group.

6.2.	Without prejudice to the generality of Clause 6.1 above, to the extent permitted by applicable laws and regulations and the rules and regulations of the Exchange, and in order to comply with its accounting or regulatory obligations, the Company shall maintain, and shall procure that each member of the Hear.com Group maintains, effective and appropriate control systems in relation to the financial, accounting and record-keeping functions of the Hear.com Group. For the duration of this Agreement, the Company shall, and shall procure that the other members of the Hear.com Group shall, use best efforts to support the financial reporting procedures and the budget process of WS Audiology and its Affiliates. Each Board Member and, for so long as WS Audiology, the EQT Investors and the T&W Investor, taken together, directly or indirectly, hold on a beneficial basis more than 20% of the aggregate Shares in issue, WS Audiology shall be entitled to receive: (i) a detailed draft operating budget for the Hear.com Group in respect of its next financial year, in such form as has been produced in the 12 months prior to the date of this Agreement, as soon as reasonably practicable and a final budget for the Hear.com Group no later than 45 days before the end of WS Audiology’s financial year (or such other date as reasonably determined by WS Audiology), (ii) the Management Information Package as soon as reasonably practicable and in any event in accordance with the standard reporting requirements and timelines of WS Audiology and its Affiliates and (iii) in the case of WS Audiology, any other financial or other information relating to the Company or any other member of the Hear.com Group as is reasonably requested by WS Audiology to comply with the reporting obligations under financing arrangements or to shareholders, partners or members and any accounting or regulatory obligations, in each case of WS Audiology and its Affiliates; provided that each such Person may at any time and from time to time notify the Company that it elects not to receive any or all of the information specified above (or to cancel or vary any such prior election). The Board Members shall be entitled to (x) share any information received pursuant to the preceding sentence with members of the Shareholder Group and (y) such information and such access to the officers, employees and premises of the Hear.com Group as reasonably required for the purposes of enabling WS Audiology to monitor its investments in the Company, in each case of (x) and (y) for so long as WS Audiology, the EQT Investors and the T&W Investor, taken together, directly or indirectly, hold on a beneficial basis more than 15% of the aggregate Shares in issue.

6.3.	The Company shall procure that any document or information that is to be supplied under this Agreement which is not in the English language is accompanied by an accurate English translation (subject to WS Audiology’s consent to the contrary).

6.4.	Nothing in this Agreement shall prohibit or restrict the Company from disclosing, in accordance with such laws or applicable rules or regulations to which the Company is or becomes subject by virtue of securities of the Company being admitted to listing or trading on the Exchange or any other stock exchange, any inside information if and when such disclosure is required under or pursuant to the Exchange Act, or such other laws or applicable rules or regulations to which the Company is or becomes subject by virtue of securities of the Company being admitted to listing or trading on the Exchange or any other stock exchange.

6.5.	Nothing in this Agreement shall require the Company, or any director, officer or employee of the Company, to disclose inside information to the extent that such disclosure would violate any applicable law. The Parties acknowledge that pursuant to the Exchange Act they and the Board Members are prohibited from using inside information to effect transactions in the Shares and from disclosing inside information to third parties except as permitted by applicable laws and applicable Company policies.

6.6.	WS Audiology shall procure that all Information provided to it or to any member of the Shareholder Group pursuant to Clauses 6.1, 6.2 and 8.2 shall be treated as Confidential Information and shall be used in accordance with applicable laws and regulations.

6.7.	WS Audiology shall ensure that any Confidential Information it, any member of the Shareholder Group or any WS Audiology Board Members receive shall be treated strictly confidential and only be disclosed:

6.7.1.	to the extent necessary to any member of the Shareholder Group, and any member of the Shareholder Group’s respective directors, officers and employees, auditors, professional advisors and other representatives, on terms that such recipient shall only use such Confidential Information in connection with that Person’s legitimate interests as an indirect shareholder or representative or advisor of an indirect shareholder of the Company. In no circumstances shall any such Confidential Information be shared with a company that competes with the business of the Hear.Com Group (or its advisors or representatives); provided that (i) possession or knowledge of such Confidential Information by the Shareholder Group or its designated representatives on a company’s board of directors or governing body shall not, solely for that reason, be deemed to violate this clause (ii) possession or knowledge of such Confidential Information by a member of the Shareholder Group or its representatives carrying out a central management function with respect to a portfolio of investments, including legal, compliance, governance, audit, risk, investment committee or other oversight functions, which may include such a competing business shall not, solely for that reason, be deemed to violate this clause where such information is not disclosed to, or used in relation to, such competing business and (iii) WS Audiology and its Affiliates shall not be treated as competitor of the Hear.com Group for these purposes;

6.7.2.	to any actual or potential providers of finance to the Hear.com Group and/or any member of the Shareholder Group and/or for the refinancing of any of the funding provided by any such finance providers; provided that such finance providers are themselves subject to confidentiality obligations;

6.7.3.	if requested or required by applicable law or by a competent court;

6.7.4.	if requested or required by any competent securities exchange or competent regulatory or governmental body or other authority with relevant powers to which the disclosing Person is subject to or submits;

6.7.5.	if necessary to enforce this Agreement in court proceedings; or

6.7.6.	if the Company has given its written consent to disclosure.

7.	Termination

7.1.	This Agreement shall terminate with immediate effect upon the earlier of:

7.1.1.	the Shares of the Company ceasing to be listed on the Exchange;

7.1.2.	WS Audiology, the EQT Investors and the T&W Investor, taken together, ceasing to own or control, directly or indirectly, beneficially more than 15% of the aggregate Shares in issue;

7.1.3.	upon the expiry of the period of 25 years from the date of Settlement; and

7.1.4.	upon mutual written consent of the Parties.

7.2.	The Shareholder and WS Audiology may terminate this Agreement with immediate effect by written notice to the Company on or at any time after:

7.2.1.	any Person (other than the EQT Investors and the T&W Investor through WS Audiology) acquires or obtains Control of the Company;

7.2.2.	the Company passes a resolution for its winding up or a court of competent jurisdiction makes an order for the Company’s winding up or dissolution;

7.2.3.	the commencement of any legal proceedings in relation to a suspension of payments (surseance van betaling) or bankruptcy (faillissement) of the Company, unless such proceedings are frivolous or vexatious and are discharged, stayed or dismissed within 60 calendar days of commencement; or

7.2.4.	the Company makes an arrangement or composition with its creditors generally or making an application to a court of competent jurisdiction for protection from its creditors generally.

7.3.	After termination of this Agreement, all rights and obligations of the Parties under this Agreement shall end except for this Clause 7 and Clauses 1 (Definitions and Interpretations), 5 (Information Sharing); provided that Clauses 6.1 and 6.2 shall only remain effective with respect to any reporting period during which the Shareholder held Shares, 8.3 (Business opportunities), 9.10 (Governing law) and 9.11 (Jurisdiction) which shall remain in full force and effect.

8.	Business OPPORTUNITIES

8.1.	Subject to Clauses 6.6, 6.7 and 8.3, WS Audiology and its Affiliates and any Independent Board Member or WS Audiology Board Member may engage in or possess an interest in other investments, business ventures or entities of any nature or description, independently or with others, similar or dissimilar to, or that compete with, the investments or any business of the Hear.com Group, and may provide advice and other assistance to any such investment, business venture or entity, and the Company shall have no rights in and to such investments, business ventures or entities or the income or profits derived therefrom, and the pursuit of any such investment or venture, even if competitive with any business of the Hear.com Group, shall not be deemed wrongful or improper.

8.2.	WS Audiology and its Affiliates and any Independent Board Member and WS Audiology Board Member, shall not be obliged to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, it could be taken by any member of the Hear.com Group, and such Persons shall have the right to take for its or their own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity. The Parties acknowledge that where an Independent Board Member or WS Audiology Board Member receives (i) in his or her capacity as a member of the Board, information regarding a business opportunity that may be of interest to the Hear.com Group, he/she is not obliged to disclose that information for the purposes of any competing business interest; (ii) in a capacity other than that of a Board Member, information which imposes on him or her a duty of confidentiality, he or she shall not be obligated to disclose that information to the Company or to the Board, and (iii) subject to sub-paragraph (i) of this Clause 8.2, any information relating to the Company or the Hear.com Group (in his or her capacity as a Board Member or otherwise), the Independent Board Member or WS Audiology Board Member, as applicable, may, subject to any restrictions under applicable law, including the Exchange Act and the Financial Supervision Act; and provided that where such information is subject to legal privilege only to the extent that legal privilege is maintained, communicate such information to any member of the Shareholder Group; provided further, that that any such information so communicated shall be subject to Clauses 6.6 and 6.7.

8.3.	Notwithstanding anything in this Clause 8 to the contrary, the Shareholder and WS Audiology agree, for itself and on behalf of each member of the Shareholder Group, that none of them shall, without the prior written consent of the Board, use non-public information relating to the Hear.com Group first obtained by the Shareholder or WS Audiology or any member of the Shareholder Group pursuant to this Agreement other than for the purpose of exercising the Shareholder’s and WS Audiology’s rights or monitoring their interests as a director or indirect shareholder or otherwise as permitted by Clauses 6.6 and 6.7.

9.	General provisions

9.1.	Costs and Expenses

Except as explicitly stated otherwise in this Agreement, each Party to this Agreement shall pay its own costs and expenses in relation to the preparation and execution of this Agreement.

9.2.	Scope

Notwithstanding anything to the contrary provided elsewhere in this Agreement, none of the provisions of this Agreement shall in any way limit (and the Shareholder and WS Audiology shall not have any liability or obligations as a result of) the activities of EQT AB and its Affiliates (excluding the Shareholder, WS Audiology and its Affiliates) in their businesses or the activities of any portfolio company of any Affiliate of EQT AB; provided that should a representative of EQT AB or its Affiliates, or any such portfolio company, be provided with Confidential Information hereunder, the EQT Investors shall procure such representative complies with the relevant provisions of this Agreement.

9.3.	No recourse

Notwithstanding anything that may be expressed or implied in this Agreement and to the maximum extent permitted by applicable law, the Company covenants, agrees and acknowledges with the Shareholder and WS Audiology, for itself and on behalf of each person referred to in this Clause 9.3, that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any member of the Shareholder Group (other than the Shareholder and WS Audiology) or any current or future director, officer, employee, representative, general or limited partner of any member of the Shareholder Group, as such, whether by enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, representative, general or limited partner or member of the Shareholder Group or any limited partnership or fund advised by a member of the Shareholder Group or assignee thereof or any investor in such limited partnership or fund, as such, for any obligation of the Shareholder or WS Audiology under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations. The Shareholder and WS Audiology shall be entitled to enforce the provisions of this Clause 9.3 against the Company on behalf of each other person referred to in this Clause 9.3. The provisions of this Clause 9.3 are without prejudice to any right of action the Company may have against a Board Member in his or her capacity as a Board Member or persons receiving Confidential Information and in each case are without prejudice to the terms of any other agreements made with any relevant parties.

9.4.	Entire agreement

This Agreement supersedes and terminates any preceding or concurrent oral or written agreements between the Parties and no Party shall have any right or remedy against any other Party arising out of or in connection with any such preceding or concurrent agreements unless stated otherwise in this Agreement.

9.5.	Amendment

This Agreement may only be amended by mutual agreement of the Parties in writing.

9.6.	Assignment and Accession

None of the Parties may assign or procure the assumption of its rights and obligations under this Agreement, either in whole or in part, to any other Person without the prior written consent of the other Parties, except that (i) WS Audiology may assign or procure the assumption of its rights and obligations to any of its Affiliates and (ii) the Shareholder may assign or procure the assumption of its rights and obligations to any of its Affiliates, in each case subject to (A) giving not less than 5 Business Days’ notice to the other Parties but without the prior consent of such Parties and (B) such assignee executing a Deed of Accession. WS Audiology or the Shareholder, as applicable, shall procure that the assignee executes such Deed of Accession, whereupon the assignee shall be entitled to the rights and benefits and be subject to the obligations of WS Audiology or the Shareholder under this Agreement, as applicable. The Company agrees to countersign any such Deed of Accession upon request by relevant Party. Upon such accession, such assignee shall be deemed to be WS Audiology or the Shareholder, as applicable, and be subject to this Agreement as if the assignee was WS Audiology or the Shareholder, as applicable.

The first paragraph of this Clause 9.6 shall not apply to a transfer of Shares by the Shareholder (a) in a public offering that is registered under the Securities Act of 1933, as amended (the “Securities Act”), (b) a transfer to one or more broker-dealers or their affiliates pursuant to a firm commitment purchase agreement for an offering that is exempt from registration under the Securities Act, (c) a transfer made through the facilities of a registered securities exchange or automated inter-dealer quotation system and (d) a transfer made in compliance with the manner of sale limitations of Rule 144(f) under the Securities Act or any successor rule or provision.

9.7.	No rescission

Each Party waives any right to wholly or partly dissolve (ontbinden) or nullify (vernietigen) this Agreement or to demand the whole or partial dissolution (ontbinding) or nullification (vernietiging) thereof pursuant to Sections 6:265 through 6:272 of the Civil Code and Section 6:228 of the Civil Code respectively, and waives any right to request amendment of the legal consequences of this Agreement pursuant to Section 6:230, subsection 2, of the Civil Code. Nothing in this Clause 9.7 excludes or limits any liability for fraud or willful misconduct (opzet).

9.8.	Counterparts

This Agreement may be signed in any number of counterparts each of which, when executed by one of the Parties, shall constitute an original. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or PDF-file or of an electronic signature of this Agreement (e.g. via DocuSign) shall be effective as delivery of an original counterpart of this Agreement.

9.9.	Notices

All notices and other communications under this Agreement must be in writing in English and delivered by e-mail to the appropriate addresses set out below, or to such addresses and as a Party may notify to the other Party from time to time.

To the Company:

hear.com N.V.
Att: Board of Directors

Amsterdamsestraatweg 421

3551 CL Utrecht

The Netherlands

Email: soundrise@hear.com

To the Shareholder:

Auris Luxembourg III S.à r.l.

Att: Board of Managers

26A Boulevard Royal

2449 Luxembourg

Luxembourg

Email: eqtequity@eqtfunds.com

To WS Audiology:

WS Audiology A/S

Att: Board of Directors

Nymøllevej 6

3450 Lynge

Denmark

Email: eric.bernard@wsa.com; soeren.lonning@wsa.com

With copies (which shall not constitute notice for any Party) to:

Simpson Thacher & Bartlett LLP

Att: William B. Brentani

2475 Hanover Street

Palo Alto, California 94304

wbrentani@stblaw.com

Simpson Thacher & Bartlett LLP

Att: Nicholas J. Shaw

CityPoint

One Ropemaker Street

London EC2Y 9HU

nshaw@stblaw.com

9.10.	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of the Netherlands (excluding Dutch private international law and international treaties, in particular the Vienna Convention on the International Sale of Goods dated 11 April 1980).

9.11.	Jurisdiction

Without prejudice to the right of each Party to seek injunctive relief with the relevant Dutch courts (kort geding), all disputes arising in connection with this Agreement, or any agreements resulting therefrom, will be settled in accordance with the arbitration rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut) (NAI) (the “Rules”), unless the relevant agreement provides otherwise, and:

9.11.1.	the arbitral tribunal will be composed of three arbitrators appointed in accordance with the Rules;

9.11.2.	the place of arbitration will be Amsterdam, the Netherlands;

9.11.3.	the language of the proceedings will be English;

9.11.4.	the arbitrators will decide according to the rules of law (regelen des rechts);

9.11.5.	the International Bar Association (IBA) Rules on the Taking of Evidence in International Commercial Arbitration shall be applicable;

9.11.6.	the arbitral award will be final and binding;

9.11.7.	each Party shall give notice to the administrator of the NAI within one calendar month following receipt of the arbitral award that the Parties object to the publication in order to procure that the arbitral award will not be published;

9.11.8.	the proceedings will not be consolidated with other arbitral proceedings under section 1046 of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering) or section 39 of the Rules.

[Signatures on the next page]

THUS AGREED AND SIGNED ON THE DATE FIRST WRITTEN ABOVE

hear.com N.V.

By:

Title:

Aurix Luxembourg III S.à r.l.

By:

Title:

WS Audiology A/S

By:

Title: